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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Registration Statement (Form S-4, No. 333-30192) and related Prospectus of InterWest Bancorp, Inc. for the registration of $40,000,000 aggregate liquidation amount of its 9.875% Capital Securities, Series B and to the incorporation by reference therein of our report dated November 8, 1999, except for Note 24 as to which the date is November 16, 1999, with respect to the consolidated financial statements of InterWest Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1999, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

Seattle, Washington
February 23, 2000